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                                                                    EXHIBIT 10.5

A.B.Dick Company
5700 West Touhy Avenue
Niles, IL 60714-4690
(312) 762-1900


                                November 10, 1995

Mr. Gerald J. McConnell
24347 Tanager Court
Barrington, IL  60010

Dear Mr. McConnell:

         This letter agreement set forth the terms and conditions of your employment with A. B. Dick Company ("the Company"). Please affix your signature to the enclosed copy of this letter to document your agreement with these terms and conditions and return the copy to me at your earliest convenience.

         1. POSITION. During the term of your employment with the Company, you will serve as President and Chief Executive Officer and shall serve as a member of the Board of Directors of the Company. You agree to devote your full business time and attention to the duties of such office and you will use your best efforts to protect, encourage and promote the interests of the Company during the term of your employment. You shall not during your employment be employed by, or, without the consent of the Board of Directors, be a director of, any other business and shall not take part in any activity detrimental to the businesses of the Company or any of its subsidiaries or associated companies.

         2. TERM. Your term of employment under this Agreement shall be for a five-year period, commencing on December 4, 1995 and ending on December 3, 2000.

         3. COMPENSATION. As compensation for the services which you will render pursuant to this Agreement, you will receive the following payments and benefits:

                  a. SALARY. You will receive an initial salary of $275,000 per annum, to be paid not less frequently than monthly. Such salary shall be subject to reviews by the Board of Directors of the Company on an annual basis during the employment term in accordance with the usual review procedures from time to time in effect for senior management of the Company but shall not in any event be less than $275,000 per annum.




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Mr. Gerald J. McConnell
November 10, 1995
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                  b. BONUS. You will be paid an annual bonus of up to 25% of your salary if the Company achieves annual financial performance goals to be established by mutual agreement between you and the Company, the goal for the first year to be established within 90 days after your employment. Your bonus for the first year shall be not less than $25,000.

                  c. SHADOW STOCK. In connection with your employment, you are being granted a shadow stock award which will entitle you to a cash payment equal to the appreciation, if any, in the value of a 5% interest in the common stock of the Company from November 30, 1995 until November 30, 2000. The amount of appreciation will be paid to you in a lump sum as soon as practicable after the conclusion of the five-year shadow period. The value of the shadow stock at the commencement of the employment period shall be equal to 5% of the capital employed in the Company as determined on November 30, 1995. The value of the shadow stock on November 30, 2000 shall be equal to the greater of (i) 5% of the capital employed in the Company at November 30, 2000, or (ii) 5% times the net income of the Company before interest and taxes for the 12-month period ending November 30, 2000, multiplied by 8. The capital employed in the Company at November 30, 1995 and November 30, 2000 and the net income of the Company for the 12-month period ending November 30, 2000 shall be determined by the Company's outside accountants based on the books and records of the Company at such dates without audit but excluding Videojet Systems International and MICAP Technology. The determination of the Company's outside accountants shall be final and binding on the Company and you.

                           In the event of a sale or other disposition of the stock of the Company, or substantially all of its assets, to a party other than a subsidiary or associated company while you are employed hereunder, the amount of appreciation shall be determined by subtracting 5% of the capital employed in the Company on November 30, 1995 from an amount equal to 5% of the net proceeds of the transaction, and you shall be paid the entire amount of such appreciation as soon as possible after the consummation of the transaction.

                           In the event of your death, total permanent disability or termination of employment by the Company without cause during the five-year shadow period, you will be entitled to a cash payment equal to the appreciation, if any, in the value of the vested portion of the shares of Company stock on which this award is based, from the date hereof until the last day of the calendar month in which your death, disability or termination of employment occurs. In the case of


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Mr. Gerald J. McConnell
November 10, 1995
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         death or total permanent disability, 20% of the award shares shall vest on November 30, 1996, and on each succeeding November 30 on which you are employed by the Company hereunder. Your award will fully vest in the case of a termination of your employment by the Company without cause. The amount of appreciation shall be paid to you or a beneficiary designated by you in a writing filed with the Company in a lump sum as soon as practicable after the date of your death, disability or termination. If you voluntarily terminate your employment or your employment is terminated by the Company for cause during the five-year shadow period, your shadow stock award shall be forfeited in its entirety.

                           You will have no ownership interest of any kind in any shares of common stock of the Company as a result of this award. You will have no right to receive advances on any payments earned under this award and you will not be able to alienate, dispose of or encumber any interest arising out of this award. Nothing in this award shall be interpreted or construed to require the Company in any manner to fund its obligation to you pursuant to the award and all amounts payable pursuant thereto shall be paid from the general assets of the Company. In no event may the appreciation payment hereunder exceed $5,000,000. Any payments with respect to the award shall be net of any required withholding taxes.

                  d. BENEFITS. You will be entitled to participate in all employee benefit plans and programs of the Company which are made available from time to time to senior officers of the Company, relating to medical care, dental care, annual physical examination, long-term disability, pension and Section 401(k) participation. Some of these programs require contribution or other payment by participants.

         4. EXPENSES. The Company will pay or reimburse you for any expenses you reasonably incur in furtherance of your duties hereunder upon submission of vouchers or itemized reports prepared in compliance with Company policies and as may be required in order to qualify such payments as proper deductions for tax purposes. The Company shall also lease or purchase an automobile for your use in the rendition of services hereunder and you shall be reimbursed for all expenses incurred in the business use of the automobile.

         5. VACATION. You shall be entitled to four weeks paid vacation during each year of the term of your employment.

         6. DISABILITY. Any physical or mental ailment which prevents you from performing your duties hereunder for a period of more than 90 consecutive days and which is expected to be of permanent duration shall constitute total permanent disability hereunder. In the event of your

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Mr. Gerald J. McConnell
November 10, 1995
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permanent total disability, your employment will terminate and all rights, duties and obligations of both parties under this Agreement (other than any obligation of the Company to make a payment under paragraph 3c hereof or your obligation of noncompetition and confidentiality under paragraph 9 hereof) shall cease and you shall be entitled to all the benefits then being provided to senior officers of the Company who become so disabled.

         7. TERMINATION FOR CAUSE. The Company may terminate your employment at any time for cause upon a determination of the Board of Directors that such determination is appropriate after providing you notice of the proposed termination and an opportunity to present relevant information to the Board. For purposes hereof, the term "cause" shall mean only (i) an act of personal dishonesty taken by you and intended to result in your substantial personal enrichment at the expense of the Company; (ii) willful misconduct by you which is materially injurious to the Company; (iii) your conviction of a felony involving moral turpitude; or (iv) repeated willful failures by you to perform your duties hereunder, which failures are not remedied in a reasonable period of time after receipt of written notice thereof from the Board of Directors of the Company. The failure of the Company to adequately perform shall not, in and of itself, constitute cause for these purposes. All obligations of the Company under this Agreement shall immediately cease upon termination of your employment for cause except for obligations involving accrued but unpaid compensation under this Agreement until such termination.

         8. SEVERANCE. The Company reserves the right to terminate your employment at any time without cause upon 30 days written notice. If your employment is terminated by the Company other than for cause in accordance with paragraph 7 hereof or as a result of your permanent total disability in accordance with paragraph 6 hereof, the Company shall continue to pay you your base salary for a 12-month period from the date of termination, continue your medical and other insurance coverage for that period and make the payment required under paragraph 3c hereof with respect to your shadow stock award. If you secure other employment during the 12-month salary continuation period, you may elect to receive a lump sum payment of the present value of the salary payments otherwise required for the balance of the 12-month period and upon such payment, your medical and other insurance coverage for that period will end. Upon such termination, the Company shall also pay outplacement fees of not more than $10,000 to aid in your securing new employment. Any payments under this paragraph or paragraph 3c shall constitute liquidated damages and shall be your sole right to compensation in the event of such termination of employment. The amount of any payment provided for under this paragraph 8 shall not be reduced by any compensation earned by you as a result of employment by another employer after the date of termination.


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Mr. Gerald J. McConnell
November 10, 1995
Page 5

         9. NONCOMPETITION; CONFIDENTIAL INFORMATION.

                  a. You agree that for a period of one year following your termination of employment you will not participate in the management of, or maintain any interest in, any organization which offers services or products similar to those offered by the Company or its subsidiaries without the prior written approval of the Board of Directors of the Company. This subparagraph shall not apply if termination of your employment is effected by the Company without cause pursuant to paragraph 8 hereof.

                  b. Upon termination of your employment, you agree not to take or retain any records, papers, files or other documents (including copies thereof) and shall not disclose to any person or entity any confidential information (as defined by the Illinois Trade Secrets Act) of any kind relating to the business, financial or other affairs of the Company or its affiliates without the prior written approval of the Board of Directors of the Company.

         10. ARBITRATION. Any controversy relating to this Agreement shall be settled exclusively by arbitration in Chicago, Illinois, in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on an arbitrator's award relating to this Agreement in any court having jurisdiction.

         11. NOTICES. All notices or other communications hereunder shall be in writing and shall be effectively given when mailed by registered mail, return receipt requested, and directed to the party at the address given herein, or to such other address as either party may hereafter designate to the other in writing.

                  If to Executive:

                           Mr. Gerald J. McConnell
                           24347 Tanager Court
                           Barrington, IL  60010

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Mr. Gerald J. McConnell
November 10, 1995
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                  If to the Company:

                           A. B. Dick Company
                           c/o Michael Lester
                           Vice-Chairman
                           The General Electric Company, p.l.c.
                           1 Stanhope Gate
                           London W1A 1EH ENGLAND

         12. ENTIRE AGREEMENT. This letter Agreement constitutes the entire agreement between you and the Company relating to your employment and supersedes all previous agreements or understandings either oral or written with respect thereto.

         13. AMENDMENT. The terms and conditions of this Agreement may be amended at any time by written agreement between you and the Company.

         14. ENFORCEABILITY. The invalidity or unenforceability of any provision of this letter Agreement shall not affect its other provisions and this Agreement shall be construed in all respects as if such invalid or unenforceable provision had not been included. Any waiver by the Company of a breach of any provision of this Agreement by you shall not operate or be construed as a waiver of any subsequent breach of the Agreement by you.

                                           Very truly yours,



                                           /s/ A. Harris Walker
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I agree to the above terms and conditions.

November 10, 1995                          /s/ Gerald J. McConnell
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                                           Gerald J. McConnell